Exhibit (a)(1)(I)(i)

NOTICE OF GRANT OF STOCK OPTIONS	Vitesse Semiconductor Corporation
AND OPTION AGREEMENT	ID: 77-0138960

[OPTIONEE]	Option Number:	[ ]
[ADDRESS]	Plan:	91
[ADDRESS]	ID:	[ ]

Effective [DATE], you have been granted a(n) Non-Qualified Stock Option to buy [                  ] shares of Vitesse Semiconductor Corporation (the Company) stock at $[                  ] per share.

The total option price of the shares granted is $[                  ].

Shares in each period will become fully vested on the date shown.

Number of Shares	Vest Type	Full Vest	Expiration
	On Vest Date	[First day of the month that is 1 year from grant date]	[10 years from grant date]
	On Vest Date	[First day of the month that is 2 years from grant date]	[10 years from grant date]
	On Vest Date	[First day of the month that is 3 years from grant date]	[10 years from grant date]
	On Vest Date	[First day of the month that is 4 years from grant date]	[10 years from grant date]

[signature page follows]

Option Agreement Signature Page

By your signature and the Company’s signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Company’s Stock Option Plan, as amended, and the Option Agreement, all of which are attached and made a part of this document.

Vitesse Semiconductor Corporation	Date

[OPTIONEE]	Date